Exhibit 19.1

WEC Energy Group, Inc.
Corporate Securities Trading Policy

Introduction
The purchase or sale of securities while aware of material, non-public information, or the disclosure of material, non-public information to others who then trade in securities of WEC Energy Group or its subsidiaries (collectively, the “Company”), is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (“SEC”) and Department of Justice and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company personnel.

The purpose of this policy is to promote compliance with applicable securities laws and to help all Company personnel, including directors, officers and other employees, avoid the severe consequences associated with violations of insider trading laws. The policy also is intended to prevent even the appearance of improper conduct by any such Company personnel.

Company personnel may not trade in any type of Company securities while in possession of material, non- public information (other than pursuant to a pre-approved 10b5-1 trading plan), as more fully described in this policy.

Directors, officers and certain other designated employees of the Company may only trade in Company securities during designated trading windows and must first obtain pre-clearance from the General Counsel before doing so, as described under the heading Additional Restrictions and Guidelines for Directors, Officers, and Certain Other Persons Designated by the General Counsel.

The policy sets forth additional minimum standards Company personnel must follow when trading in Company securities.

This policy is not intended to serve as legal advice. If you have any questions or concerns, you should consult with the General Counsel or seek the advice of legal counsel as to the law and its application to your specific situation.

Applicability
Except as otherwise provided, all directors, officers and other active employees of the Company, as well as their immediate families and members of their household, are subject to the policies set forth herein.

Policy Statement
It is the policy of the Company that no director, officer or other employee of the Company (a) may directly or through family members or other persons or entities, trade any Company security while in possession of material, non-public information relating to the Company (other than pursuant to a pre-approved 10b5-1 trading plan); (b) may pass material, non-public information on to others inside or outside the Company, including family and friends; or (c) who, in the course of working for the Company, learns of material, non-public information about a company with which the Company does business, including a customer or supplier of the Company, or a company that is involved in a potential transaction with the Company, may trade in that company's securities until the information becomes public or is no longer material.

Trading activity includes transactions involving stock; derivative securities, such as put and call options; and debt securities, such as bonds, notes and debentures.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempt from the policy. The securities laws do not recognize such mitigating circumstances.

It is also the policy of the Company that the Company itself will not engage in transactions in securities of the Company while aware of material non-public information relating to the Company or its securities.

Twenty-Twenty Hindsight: Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Directors, officers and certain employees of the Company designated by the Board of Directors and/or the General Counsel are subject to trading windows and must obtain pre-clearance from the General Counsel or her/his designee before buying or selling any securities of the Company. See heading Additional Restrictions and Guidelines for Directors, Officers, and Certain Other Persons Designated by the General Counsel.

Definitions and Explanations
a)    “Material” Information
Under Company policy and United States laws, information is material if:

•A reasonable investor would consider the information important in determining whether to buy, hold or sell securities; or
•The information, whether positive or negative, would likely affect the market price of a company's securities.

While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other earnings guidance;
•Significant write-downs and additions to reserves for bad debts;
•Earnings that are inconsistent with the consensus expectations of the investment community;
•Impending bankruptcy or the existence of severe liquidity problems;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A change in dividend policy, the declaration of a stock split, or an offering of additional equity securities;
•A change in senior management or extraordinary management developments;
•The gain or loss of a significant customer or supplier;
•Cybersecurity risks and incidents, including vulnerabilities and breaches; and
•Major litigation.

Information may be material even if it relates to future, speculative or contingent events. Non-public information could be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.

b)    “Non-public” Information
Information is considered to be non-public unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information. You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the first full trading day after the information is released. If, for example, the Company were to make an announcement during the day on a Monday, you should not trade in the Company's securities until the market opens Wednesday. If an announcement is made prior to the market opening on a Friday, Monday generally would be the first eligible trading day. Despite this general rule, individuals subject to trading windows may not trade until the trading window opens, which generally occurs two full trading days after earnings are released. You should presume that information is non-public unless you can point to its official release by the Company in at least one of the following ways:

•Public filings with the SEC;
•Issuance of press releases;
•Meetings with members of the press and the public; or
•External website.

It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors.

Confidential Corporate Information
The Company has strict guidelines and safeguards that are stated in its Financial Communications Disclosure Policy, Code of Business Conduct, Information Security Policy, and this policy, that prohibit all employees and directors from sharing confidential corporate information with anyone other than those whose job responsibilities require them to know such information.

c)    “Tipping” of Material, Non-Public Information is Prohibited
The Company prohibits the sharing of confidential corporate information with those whose job does not require such information. It is also illegal for you or anyone else to convey material, non-public information to another (“tipping”) if you know or have reason to believe that the person will misuse such information by trading securities based on that information or pass such information onto others. This applies regardless of whether the “tippee” is related to you or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee.

Trading on or conveying material, non-public information may also breach contractual obligations assumed by the Company to or on behalf of others. Apart from contractual remedies (such as damages and injunctions), severe, and possibly irreparable, damage to the reputation of the Company may result from trading on, tipping or other improper use of material, non-public information.

d)    Transactions by Family Members
This policy also applies to your family members who reside with you (including a spouse, a child living with you or away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “Family Members”).

You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this policy and applicable securities laws as if the transactions were for your own account. This policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

e)    Transactions by Entities that You Influence or Control
This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Penalties for Violations of the Policy and Insider Trading Laws
The personal consequences to you of illegally trading securities while in possession of material, non-public information can be quite severe. Certain securities laws provide that an individual is subject to possible imprisonment and significant fines. These laws apply to all employees, not just officers and directors. Subject to applicable law, Company employees who violate this policy may also be subject to discipline by the Company, up to and including termination of employment, even if the conduct is not considered illegal.

Transactions under Company Plans
a)    401(k) Plan
Purchases of Company stock under the 401(k) plan based on your previous instructions to regularly deduct money from your paycheck for contribution to the plan are not affected by the Company’s policy. The policy does apply, however, to certain elections if such election will affect holdings in the WEC Energy Group stock funds, including:

•Increasing or decreasing the percentage of your periodic contributions that will be allocated to the WEC Energy Group stock funds,
•Making an intra-plan transfer of an existing account balance into or out of the WEC Energy Group stock funds,
•Borrowing money against your 401(k) plan account if the loan will result in a liquidation of some or all of your WEC Energy Group stock funds balance, and
•Pre-payment of a loan if such pre-payment will result in allocation of loan proceeds to the WEC Energy Group stock funds.

b)    Executive and Director Deferred Compensation Plans (EDCP and DDCP)
Purchases in the WEC Energy Group measurement fund resulting from your regular contribution of money to the EDCP or DDCP pursuant to your payroll or other deduction elections are not affected by the Company's policy. The policy does apply, however, to certain elections you may make under the plan, including:

•An election to increase or decrease the percentage of your periodic contributions that will be allocated to the WEC Energy Group measurement fund,

•An election to make an intra-plan transfer of an existing account balance into or out of the WEC Energy Group measurement fund, and
•A hardship withdrawal if it would result in a liquidation of some or all of your WEC Energy Group measurement fund balance.

c)    Stock Purchase and Dividend Reinvestment Plan (“Stock Plus Investment Plan”)
The Company's policy does not apply to shares acquired as a result of the regular reinvestment of cash dividends in Company stock, participation in the Automatic Investment Option, stock splits, stock dividends, or similar distributions within the Stock Plus Investment Plan. The policy does apply, however, to your election to participate in the Stock Plus Investment Plan or change your level of participation in that plan, as well as any voluntary purchases of Company stock resulting from additional contributions you choose to make within the Stock Plus Investment Plan.. The policy also applies to your sale of any Company stock, whether the sale is through the Stock Plus Investment Plan or through an independent broker.

d)    Stock Option Exercises
The policy applies to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale of Company securities for the purpose of generating the cash needed to pay the exercise price of an option. Other than in very limited circumstances, the policy also applies to the exercise of an employee stock option where the employee holds all of the shares acquired upon exercise.

Transactions that are Prohibited
The Company considers it improper and inappropriate to engage in short-term or speculative transactions in the Company's securities. Therefore, it is the Company's policy that the following transactions are entirely prohibited:

a)    Short Sales
Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, where the securities are sold with the intention of subsequently repurchasing them at a lower price, and therefore signal to the market that the seller has no confidence in the Company or its short- term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of the Company's securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits certain officers and directors from engaging in short sales.

b)    Publicly Traded Options
A transaction in publicly traded options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that such trading is based on inside information. Transactions in options also may focus a person’s attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited.

c)    Hedging Transactions
Certain financial instruments are designed to hedge or offset any potential decrease in the market value of Company securities. Individuals engaged in such transactions may no longer have the same objectives as the Company's other stockholders. Therefore, hedging or monetization transactions (including, but not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds) are prohibited.

d)    Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in Company securities, holding Company securities in a margin account or pledging Company securities as collateral for a loan is prohibited.

Post-Termination Transactions
This policy continues to apply to your transactions in Company securities even after termination of employment. If you are in possession of material, non-public information when your employment terminates, you may not trade in Company securities until at least one full trading day after that information has become public or is no longer material.

Additional Restrictions and Guidelines for Directors, Officers, and Certain Other Persons Designated by the General Counsel
a)    Mandatory Pre-clearance Procedure
Directors and officers of the Company and any other persons designated by the General Counsel as being subject to the Company's pre-clearance procedures, along with their Family Members and Controlled Entities, may not engage in any transaction involving the Company's securities (including entering into a 10b5-1 trading plan or any gift involving Company securities) without first obtaining pre-clearance of the transaction. A request for pre-clearance should be submitted to the General Counsel or her/his designee using the WEC Pre-Clearance Request Form only after a trading window has opened and at least one business day prior to the date of the proposed transaction. The General Counsel or her/his designee will then determine whether the transaction may proceed and, if so, assist in complying with any reporting requirements. It may take up to one full day to obtain pre-clearance. Clearance of a transaction is only valid for a five-day period (or until the closing of the trading window, whichever is shorter). If the transaction order is not placed within that five-day period, a new request must be submitted using the WEC Pre-Clearance Request Form before conducting the transaction.

b)    Trading Window
Except as otherwise explicitly provided in this policy, individuals subject to pre-clearance procedures, as well as their Family Members and Controlled Entities, may only trade in, or enter into a 10b5-1 trading plan involving Company securities, during an open trading window, which generally begins two full trading days after the public release of the Company's quarterly or annual earnings and ends at the close of business on the fourth calendar day in the last month of the respective fiscal quarter. Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and all directors, officers and the other designated persons should use good judgement at all time. To review the current trading calendar, click on the link to the Trading Windows.

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. In this case, the General Counsel may impose special blackout periods during which certain persons will be prohibited from trading in Company securities, even though the trading window would otherwise be open. If a special blackout period is imposed, the General Counsel, or her/his designee, will notify affected individuals, who should thereafter not engage in any transaction involving the purchase or sale of the Company’s securities and should not disclose to others the fact of such blackout period. If a person subject to the pre-clearance procedures is notified of a special blackout period after receiving approval to trade but before the transaction is placed, such pre-clearance will be considered terminated. Similarly, individuals subject to the pre-clearance procedures may not be pre-cleared during the special blackout period and the Company may not disclose the reason for the special blackout period.

c)    Short-term Trading
Section 16(b) of the Securities Exchange Act of 1934 (“Exchange Act”) prohibits directors and certain officers from engaging in short-term trading. Therefore, any such director or officer who purchases Company stock in the open market may not sell Company stock during the six months following the purchase and vice versa. This prohibition does not apply to most employee benefit plan acquisitions and dispositions.

d)    Rule 10b5-1 Trading Plans
A 10b5-1 trading plan is a contract to purchase or sell securities that is established by a Company insider, prior to effecting any transactions.

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in the Rule. If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions. A person must enter into a Rule 10b5-1 plan in good faith (i.e., not as part of a scheme or plan to evade the prohibitions of the Rule) and act in good faith with respect to the plan. A Rule 10b5-1 plan must be entered into at a time when the person entering into the plan is not aware of material, non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A Rule 10b5-1 plan and any modification to a plan must be approved by the Company’s General Counsel and meet the requirements of Rule 10b5-1 and these guidelines. Any plan or modification to a plan must be submitted for approval at least one business day prior to the entry into the Rule 10b5-1 plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 plan will be required.

You are not required to seek approval from the Company to terminate a Rule 10b5-1 plan. You should carefully analyze all the relevant facts and circumstances before terminating a Rule 10b5-1 plan, bearing in mind that the SEC has indicated that once the plan is terminated the affirmative defense may not apply to any trades that were made pursuant to the plan if such termination calls into question whether the good faith requirement was met. If you do terminate a Rule 10b5-1 plan, you must notify the Company in writing within one business day of such termination.

The following guidelines apply to all Rule 10b5-1 plans:

•You may only enter into or modify a Rule 10b5-1 plan during an open trading window and only at a time when you are not in possession of material, non-public information.
•You must request pre-clearance before entering into or modifying a Rule 10b5-1 plan.
•If a Rule 10b5-1 plan is terminated early, you must wait at least 30 days before trading outside of the plan.
•If a Rule 10b5-1 plan is terminated early, you must wait until the commencement of the next open trading window before a new plan may be adopted.
•Directors and officers subject to Section 16 may not commence sales under a Rule 10b5-1 plan until the later of 1) 90 days following the date of adoption of the plan or 2) two business days after the filing of the Company’s Form 10-Q or 10-K for the quarter in which the plan was adopted. The cooling-off period cannot exceed 120 days.
•Insiders that are not Section 16 reporting persons may not commence sales under a Rule 10b5-1 plan until at least 30 days following the date of adoption of the plan.
•Any modification to the price, amount or timing of purchase or sales under a plan is subject to the applicable cooling-off period.
•You may not enter into any transaction in the same type of Company securities that are the subject of a Rule 10b5-1 plan while such plan is in effect.
•You may not have more than one Rule 10b5-1 plan in effect for any type of Company securities, except that:
•You may enter into a series of separate contracts using different brokers to execute trades pursuant to a single trading plan if all contracts, taken as a whole, comply with the applicable provisions of Rule 10b5-1. Any modification of one plan will also be a modification to all other plans held with any other broker. You may substitute one broker for another broker as long as any terms with respect to the amount, pricing and timing of transactions remain identical after the substitution.
•You may maintain two separate plans at the same time if trading under the later-commencing plan does not begin until after all trades under the earlier plan have been completed or expire without execution. However, if the first trading plan is terminated early, the first trade under the later commencing plan must not be scheduled to occur until after the effective cooling-off period following the termination of the earlier plan.
•You may maintain, in addition to a Rule 10b5-1 plan, a “sell-to-cover” plan to satisfy tax withholding obligations at the time a compensatory award vests.
•You may enter into a plan designed to cover a single-trade if you have not adopted another single-trade plan during the 12 months preceding the adoption of such plan.

SEC Reporting Requirements
Section 16 of the Exchange Act and Rule 144 of the Securities Act of 1933 require directors and executive officers to file reports regarding their ownership of and transactions in Company equity securities with the Securities and Exchange Commission. These reports include:

•Within ten days of election or appointment, a Form 3 stating the insider's beneficial ownership of Company securities;
•Whenever there has been a change in their beneficial ownership (including changes resulting from a gift), an insider must file a Form 4 within two business days unless the transaction qualifies for delayed reporting on Form 5; and
•Within 45 days after the close of the Company's fiscal year, an insider must file a Form 5 to cover any transactions in Company securities which were eligible for delayed reporting (and not earlier reported on Form 4) and transactions that should have been but were not reported on Form 4.

Covered Persons
The filing requirements apply to all Section 16 reporting persons.

Covered Transactions
In addition to purchases and sales, the two-day reporting requirement applies to most changes in ownership, including stock and option grants, as well as certain other transfers. The reporting requirement also applies to transactions in Company stock by Family Members and Controlled Entities.

Automatic Dividend Reinvestments
Generally, directors and executive officers are not required to report purchases of Company stock as a result of the automatic reinvestment of dividends. However, when a transaction occurs in which a Form 4 filing is required, the adjusted ownership total that is reported must be inclusive of those purchases.

e)    Broker Interface Procedures
The accelerated reporting of transactions requires tight interface with brokers handling transactions for our directors and executive officers. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with the pre-clearance procedures and helping prevent inadvertent violations. We have established a coordinated procedure with the Morgan Stanley Smith Barney (MSSB) brokerage firm. As a result, directors and executive officers are encouraged to use MSSB as their broker.

Whether you choose to utilize MSSB or your own broker, we will require that you and your broker comply with the following requirements regarding the broker handling your transaction in Company stock:

i)    That your broker has put a restriction on your accounts so that the broker may not transact in Company securities without your knowledge and approval.

ii)    Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without:
•First verifying with the Company that your transaction was pre-cleared; and
•Complying with the brokerage firm's compliance procedures (e.g., Rule 144).

iii)    To report immediately to the Company the details of every transaction involving Company stock, including gifts, transfers, pledges, and all 10b5-1 transactions, as well as changes in ownership as a result of automatic dividend reinvestments.

The General Counsel or her/his designee can assist in making the necessary arrangements to establish a coordinated procedure with your broker.

Compliance and Certification
a)    Individual Responsibility
Every director, officer and other employee has the individual responsibility to comply with this Policy and applicable law. Such individuals may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material, non- public information and even though the individual believes he or she may suffer an economic loss or forego anticipated profit by waiting.

b)    Reporting Violations/Seeking Advice
•If you receive material, non-public information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, you may not share it with anyone.
•If you receive confidential information and are unsure if it is within the definition of material, non-public information or whether its release might be contrary to a fiduciary or other duty or obligation, you may not share it with anyone.
•You should refer suspected violations of this policy to the Compliance Officer.

Any person who has a question about this policy or its application to any proposed transaction may obtain additional guidance from the General Counsel. Consulting your colleagues can have the effect of exacerbating the problem.

c)    Certifications
Directors, officers and certain employees shall periodically be required to submit certification of their training and compliance with this policy.

Related Resources
Code of Business Conduct
Financial Communication Disclosure
Information Security Policy
Trading Windows
Pre-Clearance Trading Form

WEC ENERGY GROUP, INC. PRE-CLEARANCE REQUEST FORM

Name: ____________________________________________________________________

Is this request for a pre-clearance extension? □ Yes □ No

Transaction Type (Please check all the boxes that are applicable)

□ Exercise and sell options	□ Exercise and hold options
□ Sell stock on open market	□ Purchase stock on open market
□ Modify dividend reinvestment	□ Contribution to trust or charitable account
□ Gift or charitable donation	□ Transfer due to Domestic Relations Order
□ Set-up or modify 10b5-1 Plan
□ 401(k) transaction* (check applicable boxes)
□ Increase/decrease allocation to WEC Energy Group
stock fun
□ 401(k) loan transaction
□ Intra-plan transfer into/out of WEC Energy Group
stock fund

□ Modify EDCP allocations or contributions (check applicable boxes)
□ Increase/decrease allocation to WEC Energy Group
measurement fund
□ Intra-plan transfer into/out of WEC Energy Group
measurement fund
□ Hardship withdrawal that impacts your WEC Energy
Group measurement fund balance

* You do not need to seek pre-clearance if you are changing the % of your compensation (e.g., 3% to 4%) being deducted for future contributions to your 401(k) account, unless you are starting, modifying or terminating an allocation to the WEC Energy Group stock funds.

Number of options/shares or monetary value of the transaction(s):

In the case of options, please indicate the grant date(s):

If setting up a 10b5-1 Plan, please describe the transaction(s) to be covered by the plan. If the plan will cover options, please indicate the grant date(s) and number of options

Do you possess any material non-public information? □ Yes □ No

Please describe the transaction(s) in your own words:

By signing below, I confirm that to the best of my knowledge, this information is correct.

Signature                                        Date

Please email your request to the Corporate Affairs Department. It may take up to one full day to obtain pre-clearance and clearance of a transaction is only valid for a five-day period (or until the closing of the window period, whichever is shorter). If the transaction order is not placed within that five-day period, you must seek a pre-clearance extension.

Revised October 2024